October 12, 2009

Dear Stockholder:

We have enclosed your cash distribution for the month of September, paid at a rate equal to $0.50 per share on an annualized basis, which was determined by our board of directors in consultation with our business manager.  This equates to a 5% annualized yield on a share purchase price of $10.00.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan (“DRP”), a distribution statement is enclosed in lieu of a check.

Based on the strength of our balance sheet, we believe that Inland American has positioned itself to successfully execute our business strategy.  We continue to acquire quality income producing assets, and are able to obtain favorable financing for the assets purchased with all cash.

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As previously disclosed, on July 8, 2009, the Company acquired a five property, 1,521-unit, multi-family portfolio in Woodlands, TX for $139.7 million in cash.  Recently, the Company obtained financing for $56.4 million at 5.24% interest per annum, with a maturity date of August 1, 2014.

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On September 25, 2009, the Company purchased an additional 360-unit multi-family property as part of the Woodlands portfolio for $22.8 million.  The Company assumed debt of $18 million, maturing on October 11, 2015 with an interest rate of 5.15% per annum.

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On September 29, 2009, the Company financed seven of the properties purchased as part of the “Macquarie portfolio,” netting proceeds of $39 million.  The loan matures on September 30, 2012 with options to extend for two additional one-year terms.  Payments through the initial maturity date are interest only, at a rate of LIBOR + 3.25% per annum, with a floor of 5.5% per annum.

As a reminder, all company information can be found at www.inlandamerican.com.  If you would like to receive Inland American communications electronically, please go to the Registrar and Transfer Company (“R&T”) website at www.rtco.com/inlandedelivery to enroll. You will need your Inland American R&T account number, which is located in the upper right-hand corner of your account statement.

If you have any questions, please contact your financial advisor or Inland Customer Service at 800.826.8228.

We appreciate your investment in Inland American Real Estate Trust, Inc.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Brenda Gail Gujral

President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor